EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Madison Ventures Inc.
Loma de Bernal 3
Loma Dorada C.P. 76060
Queretaro, Queretaro
Mexico

We hereby consent to the use of our audit report dated May 20, 2013 in this Registration Statement on Form S-1, with respect to the balance sheets of Madison Ventures Inc. as of March 31, 2013 and March 31, 2012 and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended and for the period September 14, 2009 (date of inception) to March 31, 2013.

Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC
Suffern, New York
May 22, 2013